EXHIBIT 14










                              TRANSNET CORPORATION

                                CODE OF BUSINESS
                               CONDUCT AND ETHICS




















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                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

    Introduction                                                           1
    Purpose of the Code                                                    1
    Conflicts of Interest                                                  2
    Corporate Opportunities                                                2
    Public Disclosure                                                      2
    Confidentiality                                                        3
    Fair Dealing                                                           3
    Protection and Proper Use of Company Assets                            3
    Compliance with Applicable Laws, Rules and Regulations                 3
    Equal Opportunity and Harassment                                       4
    Accuracy of Company Records                                            4
    Retaining Business Communications                                      4
    Political Contributions                                                5
    Media Relations                                                        5
    Intellectual Property Information                                      5
    Internet and E-mail Policy                                             6
    Reporting Illegal or Unethical Behavior and Code Violations            6
    Sanctions for Code Violations                                          7
    Waivers of the Code                                                    7

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                              TransNet CORPORATION
                       CODE OF BUSINESS CONDUCT AND ETHICS

                                  INTRODUCTION
                                  ------------

        Ethics are important to TransNet Corporation and to each member of our management, our investment professionals and employees. TransNet Corporation is committed to the highest ethical standards and to conducting our business with the highest level of integrity.

        Each of us at TransNet Corporation, including members of senior management and our Board of Directors, is responsible for maintaining this level of integrity and for complying with the policies contained in this Code. If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with any member of management, or follow the procedures outlined in this Code.


                               PURPOSE OF THE CODE
                               -------------------

        This Code is intended to:

    o help you recognize ethical issues and take the appropriate steps to resolve these issues;

    o   deter ethical violations;

    o   assist you in reporting any unethical or illegal conduct; and

    o reaffirm and promote our commitment to a culture within our company that values honesty and accountability.

All employees, as a condition of employment or continued employment, will acknowledge in writing that they have received a copy of this Code, read it, and understand that the Code contains TransNet Corporation's expectations regarding employee conduct.

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                              CONFLICTS OF INTEREST
                              ---------------------

        You must avoid any conflict, or the appearance of a conflict, between your personal interests and the interests of TransNet Corporation. A conflict exists when your personal interest in any way interferes with the interests of TransNet Corporation as a whole, or when you take any action or have any interest that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

    o you cause TransNet Corporation to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

    o you use any nonpublic information about TransNet Corporation, our affiliates, our lenders, our clients, or our other business partners for your personal gain, or the gain of a member of your family; or

    o you or a family member receive a loan, or guarantee of a loan or other obligation, as a result of your position with TransNet Corporation.

        You must disclose any conflicts of interest, or any action or relationship that might give rise to a conflict, to the General Counsel In the event that the General Counsel is involved in the action or relationship giving rise to the conflict of interest, you should disclose the conflict to any other member of senior management.

                             CORPORATE OPPORTUNITIES
                             -----------------------

        Each of us has a duty to advance the legitimate interests of TransNet Corporation when the opportunity to do so presents itself. Therefore, you may not:

    o take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with TransNet Corporation, or through the use of TransNet Corporation's property or information;

    o use TransNet Corporation's property, information, or position for your personal gain or the gain of a family member; or

    o   compete, or prepare to compete, with TransNet Corporation.

                                PUBLIC DISCLOSURE
                                -----------------

        TransNet Corporation is committed to a policy of full, fair, accurate, timely, and understandable disclosure to shareholders of all material information regarding our business. This policy extends to our filings with the SEC and to all other public communications. All individuals involved in our SEC reporting process and in preparing

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and making public communications regarding our business must take all reasonable steps to comply with this policy, including the steps described in our Disclosure Policy, Controls and Procedures.

                                 CONFIDENTIALITY
                                 ---------------

        You must not disclose confidential information regarding TransNet Corporation, our affiliates, our lenders, our clients, or our other business partners, unless disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, TransNet Corporation, our affiliates, our lenders, our clients, or our other business partners.

                                  FAIR DEALING
                                  ------------

        You must endeavor to deal fairly with companies or individuals with whom we do business or come into contact with, including fellow employees of TransNet Corporation and TransNet Corporation's competitors. You must not take unfair advantage of these or other parties by means of:

    o   manipulation;

    o   concealment;

    o   abuse of privileged information;

    o   misrepresentation of material facts; or

    o   any other unfair-dealing practice.

                   PROTECTION AND PROPER USE OF COMPANY ASSETS
                   -------------------------------------------

        TransNet Corporation's assets are to be used only for legitimate business purposes. You should protect TransNet Corporation's assets and ensure that they are used efficiently.

        Incidental personal use of telephones, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to TransNet Corporation, it does not interfere with an employee's work duties, and is not related to an illegal activity or to any outside business.

             COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS
             ------------------------------------------------------

        Each of us has a duty to comply with all laws, rules and regulations that apply to our business. In particular, you must comply with all laws, rules and regulations pertaining to:

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    o   INSIDER TRADING. It is against the law to buy or sell securities using material information that is not available to the public. Individuals who give this "inside" information to others may be liable to the same extent as the individuals who trade while in possession of such information. You must not trade in the securities of TransNet Corporation, or the securities of our affiliates, our lenders, our clients, or our other business partners while in the possession of "inside" information.

    o "WHISTLEBLOWER" PROTECTIONS. It is against the law to discharge, demote, suspend, threaten, harass, or discriminate in any manner against an employee who provides information or otherwise assists in investigations or proceedings relating to violations of federal securities laws or other federal laws prohibiting fraud against shareholders. You must not discriminate in any way against an employee who engages in these "whistleblower" activities.

Please talk to your supervisor or any member of senior management if you have any questions about how to comply with the above regulations and other laws, rules and regulations.


                        EQUAL OPPORTUNITY AND HARASSMENT
                        --------------------------------

        TransNet Corporation is committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, religion, age, national origin, handicap, disability, citizenship status, or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, or martial status.


                           ACCURACY OF COMPANY RECORDS
                           ---------------------------

        TransNet Corporation requires honest and accurate recording and reporting of information in order to make responsible business decisions. This includes such data as quality, safety, and personnel records, as well as financial records.

        All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to TransNet Corporation's system of internal controls. No false or artificial entries may be made.


                        RETAINING BUSINESS COMMUNICATIONS
                        ---------------------------------

        The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could

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subject TransNet Corporation to penalties and fines, cause the loss of rights, obstruct justice, place TransNet Corporation in contempt of court, or seriously disadvantage TransNet Corporation in litigation.

        From time to time TransNet Corporation establishes retention or destruction policies in order to ensure legal compliance. TransNet Corporation expects all employees to fully comply with any published records retention or destruction policies, provided that all employees should note the following exception: If an employee believes, or TransNet Corporation informs you, that TransNet Corporation's records are relevant to litigation, or potential litigation, then all employees must preserve those records until TransNet Corporation determines the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If an employee believes that this exception may apply, or has any questions regarding the possible applicability of that exception, please contact the Designate Officer.


                             POLITICAL CONTRIBUTIONS
                             -----------------------

        No funds of TransNet Corporation may be given directly to political candidates. Employees may, however, engage in political activity with their own resources on their own time.

                                 MEDIA RELATIONS
                                 ---------------

        TransNet Corporation must speak with a unified voice in all dealings with the press and other media. As a result, except as otherwise designated by TransNet Corporation's Chief Executive Officer, the Investor Relations Department is the sole contact for media seeking information about TransNet Corporation. Any requests from the media must be referred to the Investor Relations Department.


                        INTELLECTUAL PROPERTY INFORMATION
                        ---------------------------------

        Information generated in TransNet Corporation's business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; employee, lender and other business partner lists. Employees who have access to TransNet Corporation's intellectual property information are obligated to safeguard it from unauthorized access and:

    o   Not disclose this information to persons outside of TransNet
        Corporation.

    o Not use this information for personal benefit or the benefit of persons outside of TransNet Corporation.

    o Not share this information with other employees except on a legitimate "need to know" basis.

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                           INTERNET AND E-MAIL POLICY
                           --------------------------

        TransNet Corporation provides an e-mail system and Internet access to certain of its employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper use. Further, employees are prohibited from discussing or posting information regarding TransNet Corporation in any external electronic forum, including Internet chat rooms or electronic bulletin boards.

                   REPORTING VIOLATIONS AND COMPLAINT HANDLING
                   -------------------------------------------

        You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of the Code by TransNet's employees, officers and directors, and you are expected to report a violation promptly. Normally, reports should be made to one's immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our General Counsel who will investigate and report the matter to our Chairman and Chief Executive Officer and/or Board of Directors, as the circumstance dictates. You will also be expected to cooperate in an investigation of a violation.

        Anyone who has a concern about our conduct, the conduct of an officer of TransNet or our accounting, internal accounting controls or auditing matters, may communicate that concern to the Audit Committee of the Board of Directors by direct communication with our General Counsel or by email or in writing. All reported concerns shall be forwarded to the Audit Committee and will be simultaneously addressed by our General Counsel in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to the Audit Committee will be reported on a quarterly basis by our General Counsel. The Audit Committee may direct that certain matters be presented to the full board and may also direct special treatment, including the retention of outside advisors or counsel, for any concern reported to it.

        All reports will be investigated and whenever possible, requests for confidentiality shall be honored. And, while anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or directors who are accused of violations, unless or until it has been determined that a violation has occurred.

        THERE WILL BE NO REPRISAL, RETALIATION OR ADVERSE ACTION TAKEN AGAINST ANY EMPLOYEE

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WHO, IN GOOD FAITH, REPORTS OR ASSISTS IN THE INVESTIGATION OF, A VIOLATION OR
SUSPECTED VIOLATION, OR WHO MAKES AN INQUIRY ABOUT THE APPROPRIATENESS OF AN ANTICIPATED OR ACTUAL COURSE OF ACTION.

        FOR REPORTING CONCERNS ABOUT TRANSNET'S CONDUCT, THE CONDUCT OF AN OFFICER OF TRANSNET, OR ABOUT TRANSNET'S ACCOUNTING, INTERNAL ACCOUNTING CONTROLS OR AUDITING MATTERS, YOU MAY USE THE FOLLOWING MEANS OF COMMUNICATION:

        E-MAIL:      auditcommittee@TransNet.com

        ADDRESS:     Audit Committee of the Board of Directors
                     TransNet Corporation
                     45 Columbia Road
                     Somerville, NJ   08876

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chairperson of the Audit Committee, in care of our General Counsel, such envelope to be labeled with a legend such as: "To be opened by the Audit Committee only."

                          SANCTIONS FOR CODE VIOLATIONS
                          -----------------------------

        All violations of the Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.


                               WAIVERS OF THE CODE
                               -------------------

        Any waiver of the Code for TransNet Corporation's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions must be promptly disclosed to shareholders. In addition, this Code shall incorporate any other provisions relating to disclosure and/or approval of waivers of the Code required by the national securities exchange or national securities association on which TransNet Corporation's securities trade.

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